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                                                              EXHIBIT 99.1
FOR IMMEDIATE RELEASE                               Contact: Kent A. McKee
Memphis, TN-October 26, 2007                                (901) 753-3208

                   MUELLER INDUSTRIES, INC.: ANNOUNCEMENT

     MEMPHIS, Tenn., Oct 26 /PRNewswire-FirstCall/ -- Mueller Industries, Inc. (NYSE: MLI), announced today that its Chief Executive Officer, William
D. O'Hagan, has been diagnosed with lung cancer and will undergo treatment. Mr. O'Hagan will remain active as Chief Executive Officer, although his treatment regimen may require absences from time to time. Mueller's Board of Directors has extended the employment term of Harvey L. Karp, Chairman of the Board, until December 31, 2008, subject to year-to-year extensions thereafter. Mueller also announced that Gregory L. Christopher has been named Chief Operating Officer.

     Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market, which includes office buildings, factories, hotels, hospitals, etc.

     Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT: Kent A. McKee of Mueller Industries, Inc., +1-901-753-3208
CO: Mueller Industries, Inc.